Exhibit 10.24

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made, for reference purposes only, September 27, 2018, by and between SB CORPORATE CENTRE III-IV, LLC, a Delaware limited liability company (“Landlord”), and EVOKE PHARMA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

RECITALS

A.Landlord and Tenant are parties to that certain Office Lease Agreement dated as of December 19, 2016 (as amended, the “Lease”) for that certain premises located at 420 Stevens Avenue, Suite 370, Solana Beach, California 92075, consisting of approximately 3,031 Rentable Square Feet of commercial office space (the “Premises”).

B.The parties desire to amend the Lease as set forth in this Amendment.

C.All capitalized terms used in this Amendment, unless specifically defined herein, shall have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.Extension Term. The term of the Lease for the Premises is set to expire on December 31, 2018. By virtue of this Amendment, Landlord and Tenant hereby agree that the term of the Lease for the Premises shall be extended to and including December 31, 2019 (the “Expiration Date”), subject to the terms and conditions contained herein and the Lease. For the purposes of this Amendment, the period of time between and including January 1, 2019 (the “Extended Term Effective Date”) and the Expiration Date shall be referred to herein as, the “Extension Term”. Furthermore, any and all previously granted and unexercised options to extend the term of the Lease shall be null and void and of no further force or effect.

2.Rent. Tenant shall pay Basic Monthly Rent to Landlord for the Premises in advance on or before the first day of every calendar month, without any set-off or deduction, pursuant to the current rate as set forth in the Lease. However, as of the Extended Term Effective Date, Tenant’s Basic Monthly Rent for the Premises shall be as follows during the Extension Term:

Lease Period	Basic Monthly Rent RSF per Month	Actual Total per Month

1/1/2019 – 12/31/2019	$3.93	$11,911.83

3.Tenant Certification. By execution of this Amendment, Tenant hereby certifies that as of the date hereof, neither Tenant nor Landlord is in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

4.Certified Access Specialist. Tenant acknowledges and agrees that it has reviewed the CASp Inspection Disclosure and Acknowledgment attached to this Amendment as Exhibit “A”, and California Civil Code Section 1938, attached thereto and incorporated herein, at least 48 hours prior to the execution of this Amendment.

5.Real Estate Brokers.  Tenant represents and warrants to Landlord that it has  not authorized or employed, or acted by implication to authorize or employ, with any real estate broker or sales person to act for it in connection with this Amendment or dealt with any real estate broker or sales person in connection with this Amendment other than RE:Align, Inc. Tenant also agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment, or with any broker or sales person with whom Tenant dealt in connection with this Amendment other than RE:Align, Inc.

6.Confirmation. Except, as and to the extent modified by this Amendment, all provisions of the Lease shall remain in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms in this Amendment shall control.

7.Counterparts. This Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

8.Electronic Signatures. Landlord and Tenant consent to the use of electronic signatures on this Amendment and all documents relating to the Lease and this Amendment, and any amendments to any of the foregoing (collectively, the “Lease Documents”). Landlord and Tenant agree that any electronic signatures appearing on the Lease Documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that any electronically signed Lease Document shall, for all purposes of the Lease Documents and applicable law, be deemed to be “written” or “in writing”, to have been executed, and to constitute an original written record when printed, and shall be fully admissible in any legal proceeding. For purposes hereof, “electronic signature” shall have the meaning set forth in the Uniform Electronic Transactions Act, as the same may be amended from time to time.

IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

LANDLORD:	TENANT:

SB CORPORATE CENTRE III-IV, LLC, a Delaware limited liability company	EVOKE PHARMA, INC. a Delaware corporation
By:American Assets Trust Management, LLC, a Delaware limited liability company, as agent	By:/s/ David A. Gonyer Name:David A. Gonyer Title:President & CEO Dated:September 27, 2018
By:/s/ Steven M. Center Steven M. Center V.P. of Office Properties

By:/s/ Chris Sullivan Chris Sullivan V.P. Retail Properties

Dated:September 27, 2018

EXHIBIT “A”

CASp Inspection Disclosure and Acknowledgment

This CASp Inspection Disclosure and Acknowledgment (“Disclosure and Acknowledgment”) is provided  in  connection  with the proposed (“Amendment”) between SB CORPORATE CENTRE III-IV, LLC, a Delaware limited liability company (“Landlord”), and EVOKE PHARMA, INC., a Delaware corporation (“Tenant”), for the property at _____________________________________________ (the “Premises”), as required by California Civil Code Section 1938, regarding CASp (Certified Access Specialist) inspections. A copy of California Civil Code Section 1938 is attached hereto.

1.The Premises ☐ have ☒ have not been inspected by a Certified Access Specialist (CASp).

2.If the Premises have been inspected by a CASp inspector:

A.Compliance Certification.

☐ the Premises have been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

☐ the Premises have not been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

B.Available CASp Reports.

The following CASp inspection certificates and reports have been issued for the Premises:

☐ CASp inspection report dated __________________ issued by __________________

☐ CASp inspection certificate dated _______________ issued by __________________

3.Tenant Rescission Rights.

(1)If Tenant receives a copy of the CASp inspection report more than 48 hours before signing the Amendment, Tenant has no right to rescind the Amendment based upon information contained in the report.

(2)If Tenant does not receive a copy of the CASp inspection report at least 48 hours before signing the Amendment, Tenant has 72 hours after signing the Amendment to rescind.

(3)If Tenant does not receive a copy of the CASp inspection report before signing the Amendment, Landlord must provide a copy of the inspection report within 7 days after the Amendment is signed. Tenant will have up to 3 days thereafter to rescind the Amendment based on information in the report.

(4)Tenant agrees not to disclose information in the CASp inspection report(s) or the disability access inspection certificate except as necessary for Tenant to complete repairs to correct accessibility violations.

(5)A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

LANDLORD:	TENANT:

SB CORPORATE CENTRE III-IV, LLC, a Delaware limited liability company	EVOKE PHARMA, INC. a Delaware corporation
By:American Assets Trust Management, LLC, a Delaware limited liability company, as agent	By:/s/ David A. Gonyer Name:David A. Gonyer Title:President & CEO Dated:September 27, 2018
By:/s/ Steven M. Center Steven M. Center V.P. of Office Properties

By:/s/ Chris Sullivan Chris Sullivan V.P. Retail Properties

Dated:September 27, 2018

Civil Code §1938

(a)A commercial property owner or lessor shall state on every lease form or rental agreement executed on or after January 1, 2017, whether or not the subject premises have undergone inspection by a Certified Access Specialist (CASp).

(b)If the subject premises have undergone inspection by a CASp and, to the best of the commercial property owner’s or lessor’s knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of the lease or rental agreement which have impacted the subject premises’ compliance with construction-related accessibility standards, the commercial property owner or lessor shall provide, prior to execution of the lease or rental agreement, a copy of any report prepared by the CASp with an agreement from the prospective lessee or tenant that information in the report shall remain confidential, except as necessary for the tenant to complete repairs and corrections of violations of construction-related accessibility standards that the lessee or tenant agrees to make.

(c)Making any repairs or modifications necessary to correct violations of construction-related accessibility standards that are noted in a CASp report is presumed to be the responsibility of the commercial property owner or lessor, unless otherwise mutually agreed upon by the commercial property owner or lessor and the lessee or tenant. The prospective lessee or tenant shall have the opportunity to review any CASp report prior to execution of the lease or rental agreement. If the report is not provided to the prospective lessee or tenant at least 48 hours prior to execution of the lease or rental agreement, the prospective lessee or tenant shall have the right to rescind the lease or rental agreement, based upon the information contained in the report, for 72 hours after execution of the agreement.

(d)If the subject premises have been issued an inspection report by a CASp, as described in paragraph (1) of subdivision (a) of Section 55.53, indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of Section 55.52, the commercial property owner or lessor shall provide a copy of the current disability access inspection certificate and any inspection report to the lessee or tenant not already provided pursuant to subdivision (b) within seven days of the date of the execution of the lease form or rental agreement.

(e)If the subject premises have not been issued a disability access inspection certificate, as described in subdivision (e) of Section 55.53, the commercial property owner or lessor shall state the following on the lease form or rental agreement:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”